Exhibit 10.4

SERVISFIRST BANCSHARES, INC.
AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN, AS AMENDED
PERFORMANCE SHARE AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective as of ______________ (the “Grant Date”), by and between ServisFirst Bancshares, Inc., a Delaware corporation (the “Company”), and ______________ (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company maintains the ServisFirst Bancshares, Inc. Amended and Restated 2009 Stock Incentive Plan, as amended (the “Plan”), and the Participant has been selected by the Compensation Committee to receive a grant of Performance Shares under the Plan (the “Award”);

WHEREAS, all terms not defined in this Agreement shall have the meanings set forth in the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

Performance Shares

1.1    The Company hereby grants to the Participant as of the Grant Date an award for a target number of ______________ (______________) Performance Shares, subject to, and in accordance with, the restrictions, terms and conditions set forth in this Agreement and in the Plan. Each Performance Share represents the right to receive one share of Common Stock from the Company and the right to accrue dividend equivalents thereon (the “Dividend Equivalents”), each as vested and paid as set forth in this Agreement, subject to the terms and conditions set forth in this Agreement and the Plan. The number of Performance Shares that the Participant actually earns, if any, and the corresponding Dividend Equivalents on such vested Performance Shares (up to a maximum of ________ (______________) Performance Shares) shall be determined by the Compensation Committee and will be determined by the level of achievement of the performance goal to be achieved over the period commencing on January 1, 2021 and ending on December 31, 2023 (the “Performance Period”) in accordance with the terms of Exhibit A attached hereto..

1.2    This Award is conditioned on the Participant’s execution of this Agreement. If this Agreement is not executed by the Participant and returned to the Company within one week of the Grant Date, it may be canceled by the Compensation Committee resulting in the immediate forfeiture of the Award.

2.         Vesting and Issuance

2.1    Subject to Section 2.2 below if the Participant continues to provide service to the Company or a Subsidiary, the Participant shall become vested in the earned Performance Shares on the date that Compensation Committee certifies the achievement of the performance goal (the “Vesting Date”) and the Company shall issue shares of Common Stock with respect to the earned and vested Performance Shares and the vested Dividend Equivalents thereon as soon as practicable after the Vesting Date; provided that in no event shall any payment be made later than March 15th of the year following the Vesting Date.

2.2    In accordance with Section 10(d) of the Plan, in the event Participant’s service to the Company or a Subsidiary terminates as a result of Participant’s death, Disability, Retirement (as defined in Section 10(a) of the Plan) or Change in Control, Participant shall be entitled to a prorated number of the Performance Shares earned, determined at the end of the Performance Period, based on the ratio of the number of days the Participant provides service during the Performance Period to the total number of days in the Performance Period and such earned Performance Shares shall be issued in shares of Common Stock as set forth in Section 2.1. If a Change in Control occurs during the Performance Period, and the Participant’s date of termination does not occur before the Change in Control date, the Participant shall earn the Performance Shares that would have been earned by the Participant as if the Performance Shares were earned at target (100%), but prorated based on the ratio of the number of days the Participant provides service during the Performance Period through the date of the Change in Control, to the total number of days in the Performance Period, and in such event the earned Performance Shares shall be paid within 30 days of the Change in Control. In the event Participant’s service terminates for any other reason prior to the end of the Performance Period, all Performance Shares shall be forfeited in their entirety.

2.3    Notwithstanding the foregoing, in the event that the above vesting schedule results in the vesting of any fractional shares of Common Stock, such fractional shares shall not be deemed vested hereunder but shall vest and become nonforfeitable when such fractional shares aggregate whole shares of Common Stock.

3.         Unsecured Obligation

The Performance Shares are an unfunded obligation of the Company, and as a holder of Performance Shares, the Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person.

4.         Dividend Equivalents; Voting

4.1    Dividend Equivalents with respect to Performance Shares will be credited to the Participant; provided that any Dividend Equivalents shall vest only if and to the extent that the underlying Performance Shares vest. Dividend Equivalents will be deemed to have been reinvested in additional shares of Common Stock on each ex-dividend date. Any Dividends Equivalents attributable to any particular Performance Share shall be subject to the same restrictions on transferability as the shares of Common Stock with respect to which they will be paid, and, if such Performance Shares are forfeited, the Participant shall have no right to such Dividend Equivalents or shares of Common Stock with respect to such Dividend Equivalents related to such forfeited Performance Shares. The Participant shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to the Participant. Upon such issuance, the Participant will obtain full voting and other rights as a stockholder of the Company.

4.2    In the event of any adjustments in outstanding shares of Common Stock as provided in Section 3 of the Plan, the number and class of shares of Performance Shares and Dividend Equivalents or other securities to which the Participant shall be entitled pursuant to this Agreement shall be appropriately adjusted or changed to reflect such change, provided that any such additional Performance Shares or Dividend Equivalents or additional or different shares or securities shall remain subject to the restrictions in this Agreement.

5.         Nontransferability

Unless the Compensation Committee specifically determines otherwise, this award of Performance Shares is personal to the Participant, and the Performance Shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Any such purported transfer or assignment shall be null and void.

6.         No Right to Continued Employment or Service

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right with respect to continuance of employment or other service by the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate at any time the Participant’s employment or service, subject to Participant’s rights under this Agreement.

7.         Taxes and Withholding

The Participant agrees that the Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to this Agreement, the amount of any required withholding taxes in respect of the distribution of shares of Common Stock in connection with the earned and vested Performance Shares and Dividend Equivalents and to take all such other action as the Compensation Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Participant shall pay to the Company (in cash or to the extent permitted by the Compensation Committee, by tendering Common Stock held by the Participant, including Performance Shares that become vested, with a Fair Market Value on the date the Performance Shares vest equal to the amount of the Participant’s statutory tax withholding liability, or to the extent permitted by the Compensation Committee, a combination thereof) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Performance Shares. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to this Award and to take all such other action as the Compensation Committee deems necessary to satisfy all obligations for the payment of such withholding taxes.

8.         Non-Solicitation

8.1    Non-Solicitation of Customers. The Participant understands and acknowledges that the loss of Customer (as defined below) relationships or goodwill will cause significant and irreparable harm to the Company (for purposes of this Section 8, “Company” shall include all subsidiaries and affiliates of ServisFirst Bancshares, Inc., inclusive of ServisFirst Bank). The Participant shall not at any time during the term of his or her employment with the Company and for a term of one (1) year following the termination of Participant’s employment with the Company for any reason, with or without cause, whether upon the initiative of the Participant or the Company (the “Restricted Period”), directly or by assisting others, solicit or attempt to solicit any of the Company’s customers or other persons with whom the Company has a contractual or business relationship (each, a “Customer”) to provide products or services that are competitive with the business of the Company, including providing banking services, originating commercial, consumer and other loans, accepting deposits, and providing electronic banking services and correspondent banking services to other banks (the “Business”).

8.2    Non-Solicitation of Employees. The Participant understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Accordingly, the Participant agrees that, during the course of his or her employment with the Company and during the Restricted Period, the Participant will not, on his or her own behalf or on behalf of any other Person, directly or by assisting others, (i) solicit, induce, recruit, persuade, or encourage; (ii) attempt to solicit, induce, recruit, persuade, or encourage; or (iii) induce the termination of employment of any individual employed by the Company or a Company affiliate to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement for a determined period, or at will. The provisions of this Section 8.2 shall only apply to those individuals employed by the Company at the time of the solicitation or attempted solicitation.

8.3    This provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message and social media. However, it will not be deemed a violation of this Award if the Participant merely communicates with an employee of the Company or connects with an employee of the Company on social media without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this Section 8.

8.4    This Section 8 does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Participant from exercising protected rights that cannot be waived by agreement.

8.5    Acknowledgements. The Participant acknowledges that the Company’s Business extends throughout the Southeastern United States. The Participant further acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect its goodwill, business relationships and employees from the risk of misappropriation of, or harm to, such goodwill, business relationships and employees. The Participant acknowledges that he or she is a key employee of the Company, that his or her position is uniquely essential to the management, organization and service of the Business, and that the consideration received for the provisions of this Section, including this Award, continued employment, specialized training, and the confidential information and trade secrets provided to the Participant, is sufficient consideration for the restraints imposed under this Award. The Participant further agrees that the terms, territory and scope of the restraint contemplated by this Section are reasonable and necessary to protect the Company’s legitimate business and economic interests.

8.6    Survival. The provisions and restrictive covenants in this Section 8 of this Award shall survive the expiration or termination of this Award for any reason; provided, however, that the provisions and restrictive covenants of this Section 8 shall expire and have no further effect upon the occurrence of a Change in Control. Participant agrees not to challenge the enforceability or scope of these provisions and restrictive covenants in this Section 8. Participant further agrees to notify all future persons, or businesses, with which he or she becomes affiliated or employed by, of the provisions and restrictions set forth in this Section 8, prior to the commencement of any such affiliation or employment.

8.7    Injunctive Relief. Participant acknowledges and agrees that if he or she breaches or threatens to breach any of the provisions of this Section 8, such actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if the Participant breaches or threatens to breach any of the provisions of this Section 8, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. Participant hereby waives the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by the Participant against the Company, whether predicated on this Award or otherwise, shall not constitute a defense to the enforcement by the Company of the Participant’s agreements under this Section 8.

8.8    Enforceability. In the event that a court of competent jurisdiction determines that any of the restrictive covenants set forth in this Section contain impermissible terms, the Participant and the Company intend that such court will revise such impermissible terms as the court deems reasonable rather than invalidating any such terms or this Award.

9.         Participant Bound By The Plan

The Participant hereby acknowledges receipt of a copy of the Plan and, except as otherwise provided herein, agrees to be bound by all the terms and provisions thereof.

10.       Modification of Agreement

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the Company; provided that no such action may be taken which adversely affects the rights of the Participant, except to the extent such action is required by statute, or rules and regulations promulgated thereunder, or as otherwise permitted hereunder.

11.       Compliance with Section 409A of the Code

This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). However, if this award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, and if the Participant is a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares of Common Stock that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares of Common Stock issued thereafter in accordance with the original issuance schedule set forth in this Agreement, but if and only if such delay in the issuance of the shares of Common Stock is necessary to avoid the imposition of taxation on the Participant in respect of the shares under Section 409A of the Code.

12.       Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.       Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

14.       Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, reorganization, purchase of stock or assets, or otherwise, all or substantially all of the Company’s assets and business. This Agreement shall inure to the benefit of the Participant’s legal representatives. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

15.       Resolution of Disputes

Any dispute or disagreement that may arise under, or as a result of, or in any way relate to the interpretation, construction or application of this Agreement shall be determined by the Compensation Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant and the Company for all purposes.

16.       Applicable Laws

The issuance and transfer of shares of Common Stock in connection with the Performance Shares and the Dividend Equivalents shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that Rule 144 promulgated under the Securities Act of 1933, as amended, may indefinitely restrict transfer of shares of Common Stock issued pursuant to this Agreement so long as Participant remains an “affiliate” of the Company or if “current public information” (as defined in Rule 144) about the Company is not publicly available. In addition, the Performance Shares (and any compensation paid, or shares of Common Stock issued including with respect to Dividend Equivalents) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

17.       Signature in Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

COMPANY:

SERVISFIRST BANCSHARES, INC.                                           PARTICIPANT:

By: _____________________________                                           _______________________

Its:______________________________

EXHIBIT A

The number of Performance Shares earned by the Participant pursuant to the Agreement shall be determined by reference to the Company’s Total Shareholder Return (“TSR”) relative to the Peer Group set forth below over the performance period commencing on January 1, 2021 and ending on December 31, 2023 (the “Performance Period”).

Depending on the Company’s TSR percent rank relative to the Peer Group, the Participant shall earn between 0% and 150% of the Target number of Performance Shares set forth in the Agreement corresponding to the Company’s attainment of the TSR Percent Rank Relative to the Peer Group as set forth in the table below on the last day of the Performance Period; and the Participant shall receive shares of Common Stock with respect to the number of earned Performance Shares and related Dividend Equivalents thereon provided, that the Participant has remained in continuous service with the Company or a Subsidiary from the Grant Date through the Vesting Date as set forth in Section 2 of the Agreement.

Performance Level	SFBS Percent Rank Relative to Peer Group	Number of Performance Shares Earned
Threshold	35th Percentile	50% of Target
Target	50th Percentile	100% of Target
Maximum	75th Percentile	150% of Target

The percentage of Performance Shares that shall be earned if the Company’s TSR Percent Rank Relative to Peer Group is between Threshold and Target or between Target and Maximum shall be determined by linear interpolation.

Notwithstanding the foregoing, if the Company’s TSR at the end of the Performance Period is negative, then the maximum number of Performance Shares that can be earned is the Target number of Performance Shares, regardless of how the Company’s TSR compares to the Peer Group at the end of the Performance Period.

For purposes of this Exhibit A:

a.

TSR means a company’s total shareholder return, calculated based on the stock price appreciation during the Performance Period plus the value of dividends paid on such stock during the Performance Period (which shall be deemed to have been reinvested in the underlying company’s stock).

b.

Percent Rank Relative to Peer Group” means the percentile ranking of the Company with the constituents of the Peer Group with respect to TSR, which is (Ending Stock Price – Beginning Stock Price + Dividends Paid) / Beginning Stock Price

Where “Beginning Stock Price” means the daily average closing price of one share of common stock for the twenty trading days prior to the first day of the Performance Period;

Where “Ending Stock Price” means the daily average closing price of one share of common stock for the twenty trading day prior to and including the last day of the Performance Period;

Where “Dividends” means the total of all cash dividends paid on one share of common stock during the Performance Period, assumed to be reinvested in additional shares of common stock on the ex-dividend date.

c.	Peer Group” shall mean the following companies:

Company	Ticker	Principle Executive Offices
Allegiance Bancshares, Inc.	ABTX	Houston, TX
Amerant Bancorp Inc.	AMTB	Coral Gables, FL
Ameris Bancorp	ABCB	Atlanta, GA
Atlantic Union Bankshares Corporation	AUB	Richmond, VA
Bryn Mawr Bank Corporation	BMTC	Bryn Mawr, PA
ConnectOne Bancorp, Inc.	CNOB	Englewood Cliffs, NJ
Eagle Bancorp, Inc.	EGBN	Bethesda, MD
Enterprise Financial Services Corp.	EFSC	Clayton, MO
First Financial Bancorp.	FFBC	Cincinnati, OH
First Midwest Bancorp, Inc.	FMBI	Chicago, IL
Independent Bank Group, Inc.	IBTX	McKinney, TX
Kearny Financial Corp.	KRNY	Fairfield, NJ
Lakeland Bancorp, Inc.	LBAI	Oak Ridge, NJ
Peapack-Gladstone Financial Corporation	PGC	Bedminster, NJ
Provident Financial Services, Inc.	PFS	Jersey City, NJ
Sandy Spring Bancorp, Inc.	SASR	Olney, MD
TowneBank	TOWN	Portsmouth, VA
Trustmark Corporation	TRMK	Jackson, MS
Univest Financial Corporation	UVSP	Souderton, PA
Veritex Holdings, Inc.	VBTX	Dallas, TX
WSFS Financial Corporation	WSFS	Wilmington, DE

The Compensation Committee shall make the following adjustments to the calculation of the relative TSR or the composition of the Peer Group during the Performance Period as follows:  (1) if a member of the Peer Group is acquired by another company, or during the Performance Period announces that it will be acquired by another company, then the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period; (2) if a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Period, in which case it will be removed from the Peer Group for the entire Performance Period; (3) if a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the entire Performance Period; (4) if a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period; (5) to the extent that the Company and/or any member of the Peer Group splits its stock or declares a distribution of shares, such company’s total shareholder return performance will be appropriately adjusted for the stock split or share distribution so as not to give an advantage or disadvantage to such company by comparison to the other companies; and (6) members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Period will remain in the Peer Group and with an assumed total shareholder return of – 100%. In addition, the Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected.